EXHIBIT 99.1

Pennichuck Corporation Announces New Hampshire PUC Approval of 31.43 Percent Final Rate Increase

Replaces 14.41 Percent Temporary Rate Increase in Effect Since July 2006

MERRIMACK, N.H., May 29, 2007 (PRIME NEWSWIRE) -- Pennichuck Corporation today announced that on May 25, 2007, the New Hampshire Public Utilities Commission (the "NHPUC") issued an Order approving the rate settlement in effect between the Company's Pennichuck Water Works, Inc. subsidiary ("Pennichuck Water"), the staff of the NHPUC, and the New Hampshire Office of Consumer Advocate. The Order makes effective an annualized increase in Pennichuck Water's revenues of approximately $5.2 million, or 31.43%, and replaces an annualized temporary increase of $2.4 million, or 14.41%, that has been in effect since July 2006.

The primary purpose of this rate relief is to allow Pennichuck Water to recover a portion of its costs incurred to upgrade its water treatment plant to meet more stringent federally mandated water quality standards. Pennichuck Water initiated the rate relief proceeding in June 2006 when it requested an overall increase in its rates that would have resulted in an annualized increase in revenues of approximately $6.1 million, or 36.49%. At that time, Pennichuck Water proposed that the rate relief be considered in two parts -- an initial increase of 15.91% and a step increase of 20.58%. In September 2006, the NHPUC approved a temporary increase of 14.41% for service rendered on and after July 18, 2006. The final Order now being announced includes a permanent increase of 11.07% for service rendered on and after July 18, 2006, plus a step increase of 20.36% for service rendered on and after January 5, 2007. The net amount due to Pennichuck Water from periods predating the NHPUC Order, including approved rate case expenses, will be billed to customers in equal installments over a nine-month period.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire areas.

Pennichuck Corporation's common stock trades on the Nasdaq Stock Exchange under the symbol "PNNW". The Company's website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, timing and results of eminent domain proceedings before the NHPUC, and the impact thereof on consolidated business operations; legislation or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements.

CONTACT:  Pennichuck Corporation
          William D. Patterson, Senior Vice President and Chief
            Financial Officer
          603-913-2300
          Fax: 603-913-2305